                                                                Exhibit 23(p)(4)

                                 CODE OF ETHICS
                                       FOR
                  CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS
                                       OF
                             BLACKROCK FUNDS(SM) AND
                     BLACKROCK BOND ALLOCATION TARGET SHARES

                      AS ADOPTED BY THE BOARDS OF TRUSTEES

          BlackRock Funds and BlackRock Bond Allocation Target Shares (each, a "Trust") is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure -- financial and otherwise -- in compliance with applicable law. This Code of Ethics, applicable to each Trust's Chief Executive Officer, President, Chief Financial Officer and Treasurer (or persons performing similar functions) (together, "Senior Officers"), sets forth policies to guide you in the performance of your duties.

          As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

          This Code of Ethics recognizes that the Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because the Senior Officers currently or may in the future serve as officers or employees of the Trust's investment advisor (the "Advisor") and/or affiliates of the Trust's investment advisor (collectively, "BlackRock") and as officers or trustees/directors of other registered investment companies and unregistered investment funds advised by BlackRock. This Code of Ethics also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Trust or BlackRock govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Trust, including:

                 ADVISORY EMPLOYEE INVESTMENT TRANSACTION POLICY

                                       FOR

                     BLACKROCK INVESTMENT ADVISER COMPANIES

                                                     Revised: September 30, 2006

                 ADVISORY EMPLOYEE INVESTMENT TRANSACTION POLICY

                                TABLE OF CONTENTS

I.   PREAMBLE                                                                  4

     A. General Principles                                                     4

     B. The General Scope of the Policy's Application to Personal
        Investment Transactions                                                6

     C. The Organization of this Policy                                        7

     D. Questions                                                              8

II.  LIST OF APPROVED BROKERS                                                  8

III. PERSONAL INVESTMENT TRANSACTIONS                                          8

     A. In General                                                             8

     B. Reporting Obligations                                                  9

     C. Prohibited or Restricted Investment Transactions                      13

     D. Investment Transactions Requiring Pre-Clearance                       14

     E. Ban on Short-Term Trading Profits                                     17

     F. Blackout Periods                                                      18

IV.  INSIDE INFORMATION AND SERVICE AS A DIRECTOR                             19

     A. Inside Information                                                    19

     B. Service as a Director                                                 20

V.   EXEMPTIONS                                                               20

VI.  COMPLIANCE                                                               21

     A. Certifications                                                        21

     B. Supervisory Procedures                                                22

VII. EFFECTIVE DATE                                                           26

APPENDICES

I. Definitions of Capitalized Terms

II. Acknowledgment of Receipt of the Policy

III-A. Request for Duplicate Broker Reports (For persons not associated with BlackRock Investments, Inc.)

III-B. Request for Duplicate Broker Reports (For persons associated with BlackRock Investments, Inc.)

IV. Fully Discretionary Account Form

V. Third-Party Mutual Funds Advised or Sub-Advised by BlackRock

               ADVISORY EMPLOYEE INVESTMENT TRANSACTION POLICY FOR
                     BLACKROCK INVESTMENT ADVISER COMPANIES

I.   PREAMBLE

A. GENERAL PRINCIPLES

This amended and revised Advisory Employee Investment Transaction Policy (the "Policy") is based on the principle that you, as an Advisory Employee under the control of BlackRock, Inc. ("BlackRock"), owes a fiduciary duty of undivided loyalty to the registered investment companies, institutional investment clients, personal trusts and estates, guardianships, employee benefit trusts, and other Advisory Clients which that Advisor serves.(1) Accordingly, you must avoid transactions, activities, and relationships that might interfere or appear to interfere with making decisions in the best interests of those Advisory Clients.

At all times, you must observe the following GENERAL PRINCIPLES:

(1) This Policy uses a number of CAPITALIZED TERMS, e.g., Advisor, Advisory Client, Advisory Employee, Beneficial Ownership, Non-Reportable Security, Fixed Income Securities, Fully Discretionary Account, Futures Contract, Immediate Family, Investment Transaction, Personal Account, Portfolio Employee, Portfolio Manager, Related Account, and Security. The first time a capitalized term is used, a definition is stated in the text or in a footnote. The full definitions of these capitalized terms are set forth in Appendix I. TO UNDERSTAND YOUR RESPONSIBILITIES UNDER THE POLICY, IT IS IMPORTANT THAT YOU REVIEW AND UNDERSTAND ALL OF THE DEFINITIONS OF CAPITALIZED TERMS IN APPENDIX I. As indicated in Appendix I:

The term "ADVISOR" means any entity under the control of BlackRock, whether now in existence or formed after the date hereof, that is registered as (i) an investment advisor under the Investment Advisers Act of 1940, as amended, or
(ii) a broker-dealer under the Securities Exchange Act of 1934, as amended, other than any such investment advisor or broker-dealer that has adopted its own employee investment transaction policy.

The term "ADVISORY CLIENT" means an investment company, whether or not registered with any regulatory authority, an institutional investment client, a personal trust or estate, a guardianship, an employee benefit trust, or another client with which the Advisor by which you are employed or with which you are associated has an investment management, advisory or sub-advisory contract or relationship.

The term "ADVISORY EMPLOYEE" means an officer, director, or employee of an Advisor, or any other person identified as a "control person" on the Form ADV or the Form BD filed by the Advisor with the U.S. Securities and Exchange Commission, (1) who, in connection with his or her regular functions or duties, generates, participates in, or obtains information regarding that Advisor's purchase or sale of a Security by or on behalf of an Advisory Client; (2) whose regular functions or duties relate to the making of any recommendations with respect to such purchases or sales; (3) who obtains information or exercises influence concerning investment recommendations made to an Advisory Client of that Advisor; (4) who has line oversight or management responsibilities over employees described in (1), (2) or (3), above; or (5) who has access to non-public information regarding any Advisory Clients' purchase or sale of securities or non-public information regarding the portfolio holdings of any fund for which an Advisor serves as an investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with BlackRock.

1. YOU MUST PLACE THE INTERESTS OF ADVISORY CLIENTS FIRST. As a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Advisory Clients. You must adhere to this general fiduciary principle as well as comply with the Policy's specific provisions. Technical compliance with the Policy will not automatically insulate from scrutiny any Investment Transaction(2) that indicates an abuse of your fiduciary duties or that creates an appearance of such abuse.

Your fiduciary obligation applies not only to your personal Investment Transactions but also to actions taken on behalf of Advisory Clients. In particular, you may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than for the benefit of the Advisory Client. For example, you would violate this Policy if you caused an Advisory Client to purchase a Security you owned for the purpose of increasing the value of that Security. If you are a Portfolio Employee,(3) you would also violate this Policy if you made a personal investment in a Security that might be an appropriate investment for an Advisory Client without first considering the Security as an investment for the Advisory Client.

(2) For purposes of this Policy, the term "INVESTMENT TRANSACTION" means any transaction in a Security or Futures Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest. The exercise of an option to acquire a Security or Futures Contract is an Investment Transaction in that Security or Futures Contract.

As a GENERAL MATTER, the term "SECURITY" means any stock, note, bond, share issued by an investment company (including both open-end and closed-end investment companies) advised or sub-advised by BlackRock or an affiliate of BlackRock ("BlackRock Funds"), debenture or other evidence of indebtedness (including any loan participation or assignment), limited partnership interest or investment contract OTHER THAN A NON-REPORTABLE SECURITY (as defined below). The term "Security" includes an OPTION on a Security, an index of Securities, a currency or a basket of currencies, including such an option traded on the Chicago Board of Options Exchange or on the New York, American, Pacific or Philadelphia Stock Exchanges as well as such an option traded in the over-the-counter market. The term "Security" does NOT include a physical commodity or a Futures Contract, but it may include an interest in a limited liability company (LLC) or in a private investment fund.

The term "FUTURES CONTRACT" includes (a) a futures contract and an option on a futures contract traded on a U.S. or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange, or the London International Financial Futures Exchange (a "Publicly-Traded Futures Contract"), as well as (b) a forward contract, a "swap", a "cap", a "collar", a "floor" and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities, which fall within the definition of "Security") (a "Privately-Traded Futures Contract").

As a GENERAL MATTER, you are considered to have a "BENEFICIAL OWNERSHIP" interest in a Security or Futures Contract if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in that Security or Futures Contract. YOU ARE PRESUMED TO HAVE A BENEFICIAL OWNERSHIP INTEREST IN ANY SECURITY OR FUTURES CONTRACT HELD, INDIVIDUALLY OR JOINTLY, BY YOU AND/OR BY A MEMBER OF YOUR IMMEDIATE FAMILY (AS DEFINED BELOW). In addition, unless specifically excepted by the Chief Compliance Officer, or his designee, based on a showing that your interest or control is sufficiently attenuated to avoid the possibility of a conflict, you will be considered to have a Beneficial Ownership interest in a Security or a Futures Contract held by: (1) a JOINT ACCOUNT to which you are a party, (2) a PARTNERSHIP in which you are a general partner, (3) a LIMITED LIABILITY COMPANY in which you are a manager-member, (4) a TRUST in which you or a member of your Immediate Family has a pecuniary interest or (5) an INVESTMENT CLUB in which you are a member.

2. YOU MUST CONDUCT ALL OF YOUR PERSONAL INVESTMENT TRANSACTIONS IN FULL COMPLIANCE WITH THIS POLICY, THE BLACKROCK, INC. INSIDER TRADING POLICY AND THE OTHER POLICIES OF BLACKROCK (including the policies that prohibit insider trading or that restrict trading in BlackRock or Anthracite). BlackRock encourages you and your family to develop personal investment programs. However, those investment programs must remain within boundaries reasonably necessary to insure that appropriate safeguards exist to protect the interests of our Advisory Clients and to avoid even the APPEARANCE of unfairness or impropriety. Doubtful situations should be resolved in favor of our Advisory Clients and against your personal Investment Transactions.

3. YOU MUST ACT IN COMPLIANCE WITH U.S. FEDERAL SECURITIES LAWS. As an Advisory Employee of BlackRock, it is your duty to conduct all activities in a manner that is consistent with Federal Securities Laws, which include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

4. YOU MUST NOT TAKE INAPPROPRIATE ADVANTAGE OF YOUR POSITION. The receipt of investment opportunities, gifts or gratuities from persons seeking to do business, directly or indirectly, with BlackRock, an affiliate, or an Advisory Client could call into question the independence of your business judgment. Doubtful situations should be resolved against your personal interests.

5. YOU MUST PROMPTLY REPORT ANY VIOLATIONS OF THIS POLICY TO THE CHIEF COMPLIANCE OFFICER OR HIS DESIGNEES. You must report any violation of which you are aware by any person subject to this Policy. The Chief Compliance Officer and the Legal and Compliance Department will keep reports of violations and the identity of those reporting violations strictly confidential. You shall not be subject to any retaliation for reporting a violation in good faith.

B. THE GENERAL SCOPE OF THE POLICY'S APPLICATION TO PERSONAL INVESTMENT TRANSACTIONS

Rule 17j-1 under the Investment Company Act of 1940, as amended, and Rule 204A-1 under the Investment Advisers Act of 1940 requires REPORTING of all personal Investment Transactions in Securities (other than certain "Non-Reportable Securities") by Advisory Employees, whether or not they are Securities that might be purchased or sold by or on behalf of an Advisory Client. This Policy implements that reporting requirement.

However, since a primary purpose of the Policy is to avoid conflicts of interest arising from personal Investment Transactions in Securities and other instruments that are held

See Appendix I for more complete definitions of the terms "Beneficial Ownership," "Futures Contract," and "Security."

or might be acquired on behalf of Advisory Clients, this Policy only places RESTRICTIONS on personal Investment Transactions in such investments. This Policy also requires reporting and restricts personal Investment Transactions in certain Futures Contracts which, although they are not Securities, are instruments that Advisors buy and sell for Advisory Clients.

Although this Policy applies to all officers, directors and other Advisory Employees of BlackRock, the Policy recognizes that Portfolio Managers, and the other Portfolio Employees who provide Portfolio Managers with advice and who execute their decisions, occupy more sensitive positions than other Advisory Employees, and that it is appropriate to subject their personal Investment Transactions to greater restrictions.

As of the effective date of this amended and revised Policy, Sections III and IV of this Policy only applies to you if you are an Advisory Employee (which includes Portfolio Employees). You are deemed an Advisory Employee unless you have been positively identified by the Chief Compliance Officer or his designee as not being an Advisory Employee. Also, there are certain non-U.S. employees who are subject to this Policy due to their involvement with U.S. registered investment advisers.

C. THE ORGANIZATION OF THIS POLICY

The remainder of this Policy is divided into four main topics. Section III concerns PERSONAL INVESTMENT TRANSACTIONS. Section IV describes restrictions that apply to Advisory Employees who receive INSIDE INFORMATION or seek to serve on a BOARD OF DIRECTORS OR SIMILAR GOVERNING BODY. Section V outlines the procedure for seeking case-by-case EXEMPTIONS from the Policy's requirements.
Section VI summarizes the methods for ensuring COMPLIANCE under this Policy. In addition, the following APPENDICES are also a part of this Policy:

I.   Definitions of Capitalized Terms

II.  Acknowledgment of Receipt of The Policy

III. III-A. Request for Duplicate Broker Reports (For persons not associated with BlackRock Investments, Inc.)

III. III-B. Request for Duplicate Broker Reports (For persons associated with BlackRock Investments, Inc.)

IV.  Fully Discretionary Account Form

V.   Third Party Mutual Funds Advised or Sub-Advised by BlackRock, Inc.

(3) The term "PORTFOLIO EMPLOYEE" means a Portfolio Manager or an Advisory Employee who provides information or advice to a Portfolio Manager with respect to the purchase or sale of securities, who helps execute a Portfolio Manager's decisions, or who directly supervises a Portfolio Manager. The term "PORTFOLIO MANAGER" means any employee of an Advisor who has the authority, whether sole or shared or only from time to time, to make investment decisions or to direct trades affecting an Advisory Client.

D. QUESTIONS

Questions regarding this Policy should be addressed to the Chief Compliance Officer or his designees. If you have any question regarding the interpretation of this Policy or its application to a potential Investment Transaction, you should consult the Chief Compliance Officer (or his designees) BEFORE you execute that transaction.

II.  LIST OF APPROVED BROKERS

All BlackRock employees hired on or after October 2, 2006 will be required to maintain "Personal Accounts" and "Related Accounts" (either referred to as "Account(s)"), as defined below, at one of the following broker-dealers ("Approved Brokers"):

     -    A.G. Edwards

     -    Ameritrade (Accu-Trade);

     -    E*Trade;

     -    Charles Schwab;

     -    Fidelity;

     -    Merrill Lynch; or

     -    TD Waterhouse

If any such employee maintains an Account at a broker-dealer other than an Approved Broker, he/she will need to close or transfer the Account to an Approved Broker. All BlackRock employees hired prior to October 2, 2006 will be required to close or transfer accounts not currently held at one of the Approved Brokers, to an Approved Broker within a specified period of time as determined by BlackRock's Compliance Committee.

Non-U.S. employees are subject to the approved broker requirements of the personal trading policies in their local jurisdictions.

III. PERSONAL INVESTMENT TRANSACTIONS BY ADVISORY EMPLOYEES

A. IN GENERAL

Subject to the limited exclusions described below, you are required to REPORT all Investment Transactions in Securities and Futures Contracts made by you, a member of your Immediate Family, a trust or an investment club in which you have an interest, or on behalf of any account in which you have an interest or which you direct.(4) In addition, Advisory Employees must provide PRIOR NOTIFICATION AND RECEIVE CLEARANCE of certain Investment Transactions in Securities and Futures Contracts that an Advisor holds or may acquire on behalf of an Advisory Client. (A purchase, sale or exercise of an option is a separate Investment Transaction for purposes of these requirements.) The details of these reporting and prior notification requirements are described below.

B. REPORTING OBLIGATIONS

1. USE OF APPROVED BROKERS

EXCEPT AS OTHERWISE PROVIDED, ALL PERSONAL ACCOUNTS AND RELATED ACCOUNTS MUST BE HELD WITH AN APPROVED BROKER. Where transactions are made directly with the issuer in a direct stock purchase plan or Dividend Reinvestment Plan (DRIP), or with the mutual fund company (with respect to open-end mutual funds), you must report to BlackRock the information regarding any account with a transfer agent or bank executing such transaction.

This requirement also applies to any purchase or sale of a Security or Futures Contract in which you have, or by reason of the Investment Transaction will acquire, a Beneficial Ownership interest. Thus, as a general matter, any Securities or Futures Contract transactions by members of your Immediate Family will need to be reported if made through an Approved Broker, bank or transfer agent.

2. MUTUAL FUND ACCOUNTS

Ownership of Open-End Funds advised or sub-advised by BlackRock:

All BlackRock employees are required to make any purchases of shares of the open-end BlackRock Funds (except for shares held in the BlackRock 401(k) Plan) directly through the Fund's transfer agent, PFPC, Inc. ("PFPC") or Merrill Lynch Pierce Fenner & Smith ("MLPF&S"). Upon commencing employment, you must transfer any existing holdings of shares of open-end BlackRock Funds held in any broker-dealer, trust, custodial or other account into an account at PFPC or MLPF&S. Transactions in shares of open-end BlackRock Funds are not subject to the prior notification requirements as described in Section II.D.1 below. In addition, Advisory Employees are required to report Investment Transactions in, and accounts holding, third-party mutual funds ADVISED OR SUB-ADVISED by BlackRock. A list of such third-party mutual funds may be found on the BlackRock intranet site (Appendix V). Employees are not required to report Investment Transactions in mutual funds NOT advised or subadvised by BlackRock, but employees are required to report the existence of the account.

3. INITIAL REPORT

Within 10 days of becoming an Advisory Employee, you must submit an Initial Holdings Certification via BlackRock's Personal Trading Assistant ("PTA"), the information contained in the Certification must be current as of a date no more than 45 days prior to commencing employment or becoming subject to this Policy, for each and every Personal Account and Related Account that holds or is likely to hold a Security or Futures Contract in which you have a Beneficial Ownership interest, as well as copies of confirmations for any and all Investment Transactions subsequent to the effective dates of those statements.(5) This requirement includes accounts held directly with the issuer of the Security in the case of direct stock purchase plans and accounts held directly with open-end mutual funds.

You should also enter into PTA the name of any broker-dealer, bank and/or futures commission merchant and the identifying account number for any Personal Account and Related Account that holds or is likely to hold a Security or Futures Contract in which you have a Beneficial Ownership interest for which you CANNOT supply the most recent account statement.

In addition, you must also enter into PTA the following information for each Security or Futures Contract in which you have a Beneficial Ownership interest:

     a. A description of the Security or Futures Contract, including its name or title;

     b. The quantity (e.g., in terms of numbers of shares, units or contracts, and the principal amount of debt securities) of the Security or Futures Contract;

     c. The custodian of the Security or Futures Contract; and

     d. The exchange-ticker symbol or cusip, interest rate and maturity date and, with respect to transactions, the nature of transaction (buy, sale or other type of acquisition or disposition), price and name of broker-dealer, bank or futures commission merchant effecting the transaction.

4. NEW ACCOUNTS

Upon the opening of a new Personal Account or a Related Account, or any other account, that holds or is likely to hold a Security, Futures Contract, or Non-Reportable Security in which you have a Beneficial Ownership interest, you must enter into PTA the name of the Approved Broker for that account, the identifying account number for that Personal Account or Related Account and the date that the account was established.

(4) The term "IMMEDIATE FAMILY" means any of the following persons who RESIDE IN YOUR HOUSEHOLD OR WHO DEPEND ON YOU FOR BASIC LIVING SUPPORT: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

(5) The term "PERSONAL ACCOUNT" means the following accounts that hold or are likely to hold a Security or

Futures Contract in which you have a Beneficial Ownership interest:

-    any account in your individual name;

- any joint or tenant-in-common account in which you have an interest or are a participant;

-    any account for which you act as trustee, executor, or custodian; and

- any account over which you have investment discretion or have the power (whether or not exercised) to direct the acquisition or disposition of Securities (including BlackRock Funds) or Future Contracts (other than an Advisory Client's account that you manage or over which you have investment discretion), including the accounts of any individual or entity that is managed or controlled directly or indirectly by or through you, such as the account of an investment club to which you belong. There is a presumption that you can control accounts held by members of your Immediate Family sharing the same household. This presumption may be rebutted only by convincing evidence

5. TIMELY REPORTING OF INVESTMENT TRANSACTIONS

You must cause each Approved Broker that maintains a Personal Account or a Related Account that holds a Security or a Futures Contract in which you have a Beneficial Ownership interest to provide to the Chief Compliance Officer (or his designee), on a timely basis, duplicate copies of confirmations of all Investment Transactions in that account and of periodic statements but in no event later than 30 days following the end of a calendar quarter for that account ("Duplicate Broker Reports"). Forms for that purpose are attached hereto as Appendix III-A and Appendix III-B.

In addition, you must report, on a timely basis, but in no event later than 30 days any Investment Transaction in a Security or Futures Contract in which you have or acquired a Beneficial Ownership interest that was made without the use of an Approved Broker.

6. RELATED ACCOUNTS

The reporting obligations described above also apply to any Related Account (as defined in Appendix I) and to any Investment Transaction in a Related Account.

It is important that you recognize that the definitions of "Personal Account," "Related Account" and "Beneficial Ownership" in Appendix I probably will require you to provide, or to arrange for the broker-dealer, bank or futures commission merchant to furnish, copies of reports for any of these accounts used by or for a member of your Immediate Family or a trust in which you or a member of your Immediate Family has an interest, as well as for any other accounts in which you may have the opportunity, directly or indirectly, to profit or share in the profit derived from any Investment Transaction in that account, including the account of any investment club to which you belong.

7. ANNUAL HOLDINGS REPORT

You must report to the Chief Compliance Officer, or his designee, on an annual basis, holdings of all Securities and Futures Contracts in which you have a Beneficial Ownership interest. This requirement can generally be satisfied by causing each broker-dealer, bank or futures commission merchant that maintains a Personal Account and/or a Related Account or any other account that holds a Security or Futures Contract in which you have a Beneficial Ownership interest to provide to the Chief Compliance Officer (or his designee), on a timely basis, Duplicate Broker Reports in accordance with the requirements under Section III.B.4 above. If you have a Beneficial Ownership interest in a Security or Futures Contract that is not held in an account with an Approved Broker

The term "RELATED ACCOUNT" means any account, other than a Personal Account, that holds a Security or Futures Contract in which you have a direct or indirect Beneficial Ownership interest (other than an account over which you have no investment discretion and cannot otherwise exercise control) and any account (other than an Advisory Client's account) of any individual or entity to whom you give advice or make recommendations with regard to the acquisition or disposition of Securities (including BlackRock Funds) or Futures Contracts (whether or not such advice is acted upon).

from whom the Chief Compliance Officer (or his designee) receives a periodic statement of your Personal Account and/or Related Accounts, you must disclose this information on the Annual Holdings Report filed via PTA in accordance with the requirements under Section VI.A.2 of this Policy. The information in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

You must supply, where indicated on the Annual Holdings Report, the following information for each Security or Futures Contract for which you had any Beneficial Ownership interest:

     a. A description of the Security or Futures Contract, including its name or title;

     b. The quantity (e.g., in terms of numbers of shares, units or contracts, and the principal amount of debt securities) of the Security or Futures Contract;

     c. The custodian of the Security or Futures Contract; and

     d. The exchange-ticker symbol or cusip, and for debt securities the interest rate and maturity date.

     The reporting requirements of this Section 7 do not apply to any Security issued by the Advisor or BlackRock, Inc. or to shares of PNC Financial Services Group Inc. that are held in BlackRock's 401(k) Plan, including securities issued by an investment company sponsored by the Advisor that is exempt from registration under the Investment Company Act of 1940, as amended, or securities of commingled investment vehicles sponsored by the Advisor.

8. EXEMPTIONS FROM INVESTMENT TRANSACTION REPORTING

You need not report Investment Transactions in any account, including a Fully Discretionary Account,(6) over which neither you nor an Immediate Family Member has or had any direct or indirect influence or control. For example, Investment Transactions in the account of your spouse in an employee benefit plan would not have to be reported if neither you nor your spouse has any influence or control over those Investment Transactions.

(6) The term "FULLY DISCRETIONARY ACCOUNT" means a Personal Account or Related Account managed or held by a broker-dealer, futures commission merchant, investment advisor or trustee as to which neither you nor an Immediate Family Member: (a) exercises any investment discretion; (b) suggests or receives notice of transactions prior to their execution; and (c) otherwise has any direct or indirect influence or control. In addition, to qualify as a Fully Discretionary Account, the individual broker, registered representative or merchant responsible for that account must not be responsible for nor receive advance notice of any purchase or sale of a Security or Futures Contract on behalf of an Advisory Client. To qualify an account as a Fully Discretionary Account, the Chief Compliance Officer, or his designee must receive and approve a written notice, in the form attached hereto as Appendix IV, that the account meets the foregoing qualifications as a Fully Discretionary Account. You are not permitted to invest in securities issued, sponsored or managed by BlackRock, Inc. or its investment advisory companies, its parent, subsidiaries or affiliates, including The PNC Financial Services Group, Inc., any investment advisory company or broker-dealer affiliated with BlackRock, Inc., Anthracite Capital, Inc. ("Anthracite") or any You also need not report Investment Transactions in Non-Reportable Securities nor need you furnish, or require a broker-dealer or futures commission merchant to furnish, copies of confirmations of Investment Transactions in Non-Reportable Securities.(7) This includes, but is not limited to, Investment Transactions in U.S. Government securities, money market interests, or shares in registered open-end investment companies (i.e., mutual funds) not advised or sub-advised by BlackRock or its affiliates and shares of unit investment trusts that invest exclusively in open-end funds, none of which are advised or sub-advised by BlackRock or an affiliate of BlackRock.

9. CONSULTANTS

Consultants may be required to comply with the Policy depending on the nature of the work they perform for BlackRock and the sensitivity of the information used by the consultants to perform their duties. The Chief Compliance Officer or his designee will determine whether a particular consultant is to be included under the Policy.

C. PROHIBITED OR RESTRICTED INVESTMENT TRANSACTIONS

1. INITIAL PUBLIC OFFERINGS

As an Advisory Employee, you may not acquire Beneficial Ownership of any Security in an initial public offering, except that, with the approval of the Compliance Committee and the General Counsel of BlackRock, you may acquire Beneficial Ownership of a Security in an initial public offering directed or sponsored by BlackRock. For purposes of this Policy, an initial public offering shall not include the purchase of a Security in an initial public offering by
(i) a savings bank to its depositors, (ii) a mutual insurance company to its policyholders, or (iii) a building society to its depositors.

closed-end or open-end BlackRock Funds, in a Fully Discretionary Account.)

(7) The term "NON-REPORTABLE SECURITY" means any Security (as defined in Appendix I) not included within the definition of Security in SEC Rule 17j-1(a)(4) under the Investment Company Act of 1940, as amended, or within the definition of Reportable Security in Rule 204A-1(e)(10) under the Investment Advisers Act of 1940, as amended, including:

1. A direct obligation of the Government of the United States;

2. Shares of money market funds;

3. Shares of registered open-end investment companies, other than those for which BlackRock or an affiliate of BlackRock acts as investment adviser, subadviser or principal underwriter;

4. High quality short-term debt instruments, including, but not limited to, bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements;

5. Shares of authorized unit trusts, open-end investment companies (OEICs), other than those for which BlackRock or an affiliate of BlackRock acts as investment adviser or subadviser, and direct obligations of the Government of the United Kingdom; and

 6. Shares of unit investment trusts that are invested exclusively in one or more registered open-end

2. LIMITED OFFERINGS

If you are a Portfolio Employee, you may not acquire Beneficial Ownership of any Security in a Limited Offering, or subsequently sell that interest, unless you have received the prior written approval of the Chief Compliance Officer (or his designee) by completing the Private Placement Questionnaire. Limited Offerings, which are also referred to as "private placements" are offerings that are exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you by virtue of your position with an Advisor.

IF YOU HAVE ACQUIRED BENEFICIAL OWNERSHIP OF SECURITIES IN A LIMITED OFFERING, YOU MUST DISCLOSE THAT INVESTMENT TO THE CHIEF COMPLIANCE OFFICER WHEN YOU PLAY A PART IN ANY CONSIDERATION OF ANY INVESTMENT BY AN ADVISORY CLIENT IN THE ISSUER OF THE SECURITIES, AND ANY DECISION TO MAKE SUCH AN INVESTMENT MUST BE INDEPENDENTLY REVIEWED BY A PORTFOLIO MANAGER WHO DOES NOT HAVE A BENEFICIAL OWNERSHIP INTEREST IN ANY SECURITIES OF THE ISSUER.

D. INVESTMENT TRANSACTIONS REQUIRING PRIOR NOTIFICATION AND CLEARANCE

You must submit a pre-clearance form via PTA and receive clearance of ANY Investment Transaction (including gifts of Securities) in Securities or Futures Contracts in a Personal Account or Related Account, or in which you otherwise have or will acquire a Beneficial

Ownership interest, UNLESS that Investment Transaction, Security, or Futures Contract falls into one of the following categories that are identified as "excluded from prior notification and clearance" in Section III.D.2. The purpose of prior notification is to permit the Chief Compliance Officer (or his designee) to take reasonable steps to investigate whether that Investment Transaction is in accordance with this Policy. Satisfaction of the prior notification requirement does not, however, constitute approval or authorization of any Investment Transaction for which you have given prior notification. As a result, the primary responsibility for compliance with this Policy rests with you.

1. PRIOR NOTIFICATION AND CLEARANCE PROCEDURE

Prior notification must be given by completing and submitting a pre-clearance form via PTA. No Investment Transaction requiring prior notification and clearance may be executed prior to the "Approval" status being displayed on the transaction screen on PTA, or receipt of the Approval email from PTA.

investment companies, none of which are advised by BlackRock or an affiliate of BlackRock.

The time and date of that notice will be reflected on the Approval email sent by PTA to the Advisory Employee. Unless otherwise specified, an Investment Transaction requiring prior notification and clearance must be placed and executed by the end of trading in New York City or, in the case of Advisory Employees employed by BlackRock International, Ltd., by the end of trading in the United Kingdom on the day of notice from the Chief Compliance Officer (or his designee) that the prior notification process has been completed. If a proposed Investment Transaction is not executed (with the exception of a limit order) within the time specified, you must repeat the prior notification process before executing the transaction. A notice from PTA that the prior notification process has been completed is no longer effective if you discover, prior to executing your Investment Transaction, that the information on your prior pre-clearance form is no longer accurate, or if the Chief Compliance Officer (or his designee) revokes his or her notice for any other reason.

The Chief Compliance Officer (or his designee) may undertake such investigation as he or she considers necessary to investigate whether an Investment Transaction for which prior notification has been sought complies with the terms of this Policy and is consistent with the general principles described at the beginning of this Policy.

As part of that investigation, the Chief Compliance Officer (or his designee) will determine via PTA whether there is a pending buy or sell order in the same equity Security (except for orders of securities included in the S&P 100 Index or in the FTSE 100 Index), or a Related Security, on behalf of an Advisory Client.(8) If such an order exists, the pre-clearance request will receive a "Denied" message on the transaction screen on PTA.

2. TRANSACTIONS, SECURITIES AND FUTURES CONTRACTS EXCLUDED FROM PRIOR NOTIFICATION AND CLEARANCE

Prior notification and clearance will not be required for the following Investment Transactions, Securities and Futures Contracts. They are exempt only from the Policy's prior notification requirement, and, unless otherwise indicated, remain subject to the Policy's other requirements, including its reporting requirements.

(A) TRANSACTIONS EXCLUDED FROM PRIOR NOTIFICATION AND CLEARANCE

Prior notification and clearance is not required for any of the following Investment Transactions:

1. Any Investment Transaction in a Fully Discretionary Account that has been approved as such by the Chief Compliance Officer or his designee. (You are not permitted to invest in securities issued, sponsored or managed by BlackRock, Inc. or its investment advisory

See Appendix I for a more complete definition of "Non-Reportable Security."

(8) The term "RELATED SECURITY" means, as to any Security, any instrument related in value to that Security, including, but not limited to, any option or warrant to purchase or sell that Security, and any Security convertible into or exchangeable for that Security.

companies, its parent, subsidiaries or affiliates, including The PNC Financial Services Group, Inc., any investment advisory company or broker-dealer affiliated with BlackRock, Inc., Anthracite Capital, Inc. ("Anthracite") or any closed-end or open-end BlackRock Funds, in a Fully Discretionary Account.

2. Purchases of Securities under dividend reinvestment plans.

3. Purchases of Securities by an exercise of rights issued to the holders of a class of Securities pro rata, to the extent those rights are issued with respect to Securities of which you have Beneficial Ownership.

4. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

5. Purchases of common stock of BlackRock, Inc. under the BlackRock, Inc. Employee Stock Purchase Plan, or matching shares of BlackRock, Inc. in BlackRock's 401(k) Plan or similar transactions of employer stock purchased and sold through employer benefit plans in which the spouse of a BlackRock employee may participate.

6. Investment Transactions in 529 Plans or Direct Stock Purchase Plans that have been approved by the Chief Compliance Officer or his designee.

7. Automatic investments by direct debit into a personal equity plan (PEP), or similar type of plan in Non-Reportable Securities if the pre-notification process was completed for the first such investment.

8. Investment Transactions made by a person who serves on the Board of Directors of an Advisor and is not involved with the Advisory operations of such Advisor nor engages in the type of activities described under (1), (2) or (3), and who does not have access to non-public Advisory Client information as described under (5), under the term Advisory Employee as defined in Appendix I.

9. Investment Transactions in the following four (4) Exchange Traded Funds ("ETFs"): the Nasdaq-100 Index Tracking Stock (QQQQ), SPDR Trust (SPY), DIAMONDS Trust, Series 1 (DIA), and the IShares S&P 500 Index Fund (IVV). Any questions about whether an ETF not listed in this Section III.D.2.(a) is excluded from prior-notification and clearance should be directed to the Chief Compliance Officer or his designee.

10. Other purchases or sales which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by the broker; a security that is called away as the result of an exercise of an option; or a security that is sold by a broker without employee consultation to meet a margin call not met by the employee).

(B) SECURITIES EXCLUDED FROM PRIOR NOTIFICATION AND CLEARANCE

Prior notification and clearance is not required for an Investment Transaction in securities issued by an open-end registered investment company (including open-end BlackRock Funds) or in Non-Reportable Securities, as defined in Appendix I, e.g., U.S. Government securities and "high quality short-term debt instruments." Prior notification and clearance is required for Investment Transactions in BlackRock Closed-End Funds.

(C) FUTURES CONTRACTS EXCLUDED FROM PRIOR NOTIFICATION AND CLEARANCE

Prior notification and clearance is not required for an Investment Transaction in the following Futures Contracts:

1. Currency futures;

2. U.S. Treasury futures;

3. Eurodollar futures;

4. Physical commodity futures (e.g., contracts for future delivery of grain, livestock, fiber or metals);

5. Futures contracts to acquire Fixed Income Securities issued by a U.S. Government agency, a foreign government, or an international or supranational agency;

6. Futures contracts on the Standard and Poor's 500 Index, the Dow Jones Industrial Average or NASDAQ 100 Index; and

7. Futures contracts on the Financial Times Stock Exchange 100 (FTSE) Index.

E. BAN ON SHORT-TERM TRADING PROFITS

You may not profit from the purchase and sale, or the sale and purchase, within 60 calendar days, of the same Securities and/or Related Security. Any such short-term trade must be reversed or unwound, or if that is not practical, the profits must be disgorged and distributed in a manner determined by the CCO.

This short-term trading ban does NOT apply to Investment Transactions in Non-Reportable Securities (as defined in Appendix I) or in Futures Contracts. This ban also does NOT apply to a purchase or sale in connection with a Transaction Exempt From Prior Notification and Clearance (as described above in
Section III.D.2.(a)), a transaction in a Fully Discretionary Account or a transaction excluded from the "blackout" periods pursuant to Section III.F.2 below. Finally, the short-term trading ban does NOT apply to a purchase or sale of shares of open-end BlackRock Funds or to any shares of BlackRock, Inc. However, trading in BlackRock, Inc. stock remains subject to the restrictions in BlackRock's Section 16 Policy and Insider Trading Policy. Trading in BlackRock open-end Funds is subject to the Policy Involving Certain Trading Activity in Shares of BlackRock Funds, and the restrictions and redemption fees set forth in each fund's prospectus.

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership (including Securities held by Immediate Family members) are sold for more than their purchase price, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

F. BLACKOUT PERIODS

Your ability to engage in certain Investment Transactions may be prohibited or restricted during the "blackout" periods described below:

1. SPECIFIC BLACKOUT PERIODS

a. You may not purchase or sell a Security, a Related Security, or Futures Contract at a time when you intend or know of another's intention to purchase or sell that same Security, a Related Security, or Futures Contract, on behalf of an Advisory Client of ANY Advisor (the "Specific Knowledge Blackout Period").

b. In addition, if you are a PORTFOLIO EMPLOYEE, you may not purchase or sell a Security, a Related Security or a Futures Contract which you are considering or which you have considered and rejected for purchase or sale for an Advisory Client within the previous 15 CALENDAR DAYS (the "15-Day Blackout Period") unless the Chief Compliance Officer or his designee, after consultation with your supervisor, has approved your Investment Transaction.(9)

c. Finally, if you are a PORTFOLIO MANAGER, you may not purchase or sell a Security, a Related Security, or Futures Contract within 7 CALENDAR DAYS before or after a transaction in that Security, a Related Security, or Futures Contract, by an Advisory Client for which you are responsible (the "7-Day Blackout Period").

For Portfolio Employees or Portfolio Managers, the Chief Compliance Officer (or his designee) will not give such notice until any applicable 15-Day Blackout Period or 7-Day Blackout Period has expired or any required approvals or exemptions have been obtained. An Investment Transaction that violates one of these Blackout restrictions must be reversed or unwound, or if that is not practical, the profits must be disgorged and distributed in a manner determined by the Compliance Committee.

2. EXEMPTIONS FROM BLACKOUT RESTRICTIONS

The foregoing blackout period restrictions do NOT apply to Investment Transactions in:

a. Non-Reportable Securities, as defined in Appendix I.

b. Securities of a company included in the Standard & Poor's 100 (S&P 100) Index. (S&P 100 securities are subject to the Policy's prior notification and clearance requirements.);

c. A Futures Contract Excluded from Prior Notification under this Policy (as described in Section III.D.2.(c));

d. A Fully Discretionary Account;

e. Securities of a company included in the Financial Times Stock Exchange 100 Index (FTSE 100 securities are subject to the Policy's prior notification and clearance requirements); and

f. Exchange Traded Funds Excluded From Prior Notification under this Policy (as described above in Section III.D).

IV. INSIDE INFORMATION AND SERVICE AS A DIRECTOR

A. INSIDE INFORMATION

As an employee of BlackRock, Inc., you must comply with the BlackRock, Inc. Insider Trading Policy, Confidentiality Policy and Portfolio Information Distribution Guidelines. Copies of these Policies and Guidelines were furnished to all employees at the time of their adoption and is furnished or made available to all new employees at the commencement of their employment. In addition, as an Advisory Employee, you must notify the General Counsel or Chief Compliance Officer (or their designees) of BlackRock if you receive or expect to receive material non-public information about an entity that issues securities. The General Counsel in cooperation with the Chief Compliance Officer will determine the restrictions, if any, that will apply to your communications and activities while in possession of that information. In general, those restrictions will include:

1. An undertaking not to trade, either on your own behalf or on behalf of an Advisory Client, in the securities of the entity about which you have material non-public information.

2. An undertaking not to disclose material non-public information to other Advisory Employees.

3. An undertaking not to participate in discussions with or decisions by other Advisory Employees relating to the entity about which you have material non-public information.

(9) SEC Rule 17j-1 places restrictions on the purchase or sale of any "security held or to be acquired" by a registered investment company. Rule 17j-1(a)(10) defines a "security held or to be acquired" by a registered investment company as including any security which, within the most recent 15 days, "is being or has been considered by such company or its investment adviser for purchase by such company."

The General Counsel, in cooperation with the Chief Compliance Officer, or their designees, will maintain a "restricted list" of entities about which Advisory Employees may have material non-public information. This "restricted list" will be available to the Chief Compliance Officer (and his designees) when he conducts investigations or reviews related to the Prior Notification Procedure and Clearance described previously in Section III.D.1 or the Post-Trade Monitoring and Investigations process described below in Section V.B.3.

B. SERVICE AS A DIRECTOR

You may not serve on the board of directors or other governing board of any entity (other than an entity sponsored by BlackRock) unless you have received the prior written approval of the General Counsel of BlackRock. If permitted to serve on a governing board, an Advisory Employee will be isolated from those Advisory Employees who make investment decisions regarding the securities of that entity, through an information barrier or other procedures determined by the General Counsel of BlackRock. In general, the information barrier or other procedures will include:

1. An undertaking not to trade or to cause a trade on behalf of an Advisory Client in the securities of the entity on whose board you serve.

2. An undertaking not to disclose material non-public information about that entity to other Advisory Employees.

3. An undertaking not to participate in discussions with or decisions by other Advisory Employees relating to the entity on whose board you serve.

Any entity on whose board an Advisory Employee serves will be included on the "restricted list" referenced in subsection A, above.

V. EXEMPTIONS

The Compliance Committee, in its discretion, may grant case-by-case exceptions to any of the foregoing requirements, restrictions or prohibitions, except that the Compliance Committee may not exempt any Investment Transaction in a Security (other than a Non-Reportable Security) or a Futures Contract from the Policy's reporting requirements. Exemptions from the Policy's prior notification and clearance requirements and from the Policy's restrictions on acquisitions in initial public offerings, short-term trading and trading during blackout periods will require a determination by the Compliance Committee that the exempted transaction does not involve a realistic possibility of violating the general principles described at the beginning of this Policy. An application for a case-by-case exemption, in accordance with this paragraph, should be made IN WRITING to the Chief Compliance Officer or his designee, who will promptly forward that written request to the members of the Compliance Committee.

VI. COMPLIANCE

A. CERTIFICATIONS

1. UPON RECEIPT OF THIS POLICY

Upon commencement of your employment or the effective date of this Policy, whichever occurs later and upon any material amendments of this Policy, all Advisory Employees will be required to acknowledge receipt of their copy of this Policy by submitting a certification via BlackRock University or via New Employee Orientation. By that acknowledgment, you will also agree:

1. To read the Policy, to make a reasonable effort to understand its provisions, and to ask the Chief Compliance Officer (or his designee) questions about those provisions you find confusing or difficult to understand.

2. To comply with the Policy, including its general principles, its reporting requirements, its prohibitions, its prior notification requirements, its short-term trading and blackout restrictions.

3. To advise the members of your Immediate Family about the existence of the Policy, its applicability to their personal Investment Transactions, and your responsibility to assure that their personal Investment Transactions comply with the Policy.

4. To cooperate fully with any investigation or inquiry by or on behalf of the Chief Compliance Officer (or his designees) or the Compliance Committee to determine your compliance with the provisions of the Policy.

In addition, your acknowledgment will recognize that any failure to comply with the Policy and to honor the commitments made by your acknowledgment may result in disciplinary action, including dismissal. The most current Policy is posted on the BlackRock web.

2. ANNUAL CERTIFICATION OF COMPLIANCE

You are required to certify on an annual basis, via PTA, that you have complied with each provision of your initial acknowledgment (see above). In particular, your annual certification will require that you certify that you have read and that you understand the Policy, that you recognize that you are subject to its provisions, that you complied with the requirements of the Policy during the period to which it applies, and that you have disclosed, reported, or caused to be reported all Investment Transactions required to be disclosed or reported pursuant to the requirements of the Policy and that you have disclosed, reported or caused to be reported all Personal Accounts and Related Accounts, or any other accounts, that hold or are likely to hold a Security, Futures Contract or Non-Reportable Security in which you have a Beneficial Ownership interest. In addition, you will be required to confirm the accuracy of the record of information on file with the Advisor with respect to such Personal Accounts and Related Accounts or other accounts. If you have a Beneficial Ownership interest in a Security or Futures Contract that is not reported to the Chief Compliance Officer, or his designee, on a periodic basis through Duplicate Broker Reports, you must add this holding to PTA, and certify it at the time you make your Annual Certification of Compliance. The information in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

B. SUPERVISORY PROCEDURES

1. THE COMPLIANCE COMMITTEE

The Policy will be implemented, monitored and reviewed by the Compliance Committee. The Compliance Committee, by a simple majority of its members, may appoint new members of the Committee, may replace existing members of the Committee, and may fill vacancies on the Committee. Among other responsibilities, the Compliance Committee will consider requests for case-by-case exemptions (described above) and will conduct investigations (described below) of any actual or suspected violations of the Policy. The Compliance Committee will determine what remedial actions, if any, should be taken by an Advisor in response to a violation of the Policy. The Compliance Committee will implement any procedures reasonably necessary to prevent violations of the Policy. The designee of the Compliance Committee will also provide reports (described below) regarding significant violations of the Policy and the procedures to implement the Policy. The Compliance Committee may recommend changes to those procedures or to the Policy to the management of the Advisors. Finally, the Compliance

Committee will designate one person to act as Chief Compliance Officer for all Advisors.

2. THE CHIEF COMPLIANCE OFFICER

The Chief Compliance Officer designated by the Compliance Committee will be responsible for the day-to-day administration of the Policy for all Advisors, subject to the direction and control of the Compliance Committee. Based on information supplied by the management of each Advisor, the Chief Compliance Officer (or his designees) will forward a copy of the Policy to each Advisory Employee and will notify each person designated as a Portfolio Employee or Portfolio Manager. The Chief Compliance Officer will also be responsible for administration of the reporting and prior notification functions described in the Policy, and will maintain the reports required by those functions. In addition, the Chief Compliance Officer (or his designees) will attempt to answer any questions from an Advisory Employee regarding the interpretation or administration of the Policy. When necessary or desirable, the Chief Compliance Officer will consult with the Compliance Committee about such questions. The Chief Compliance Officer may designate one or more Assistant Compliance Officers to whom the Chief Compliance Officer may delegate any of the duties described in this paragraph or in the succeeding paragraphs, and who shall be empowered to act on the Chief Compliance Officer's behalf when the Chief Compliance Officer is absent or Compliance personnel will submit pre-clearance requests via PTA, but will not be allowed to pre-approve their own transactions.

3. POST-TRADE MONITORING AND INVESTIGATIONS

The Chief Compliance Officer (or his designees) will review PTA and other information supplied for each Advisory Employee so that the Chief Compliance Officer can detect and prevent potential violations of the Policy. This information may also be disclosed to the Advisor's auditors, attorneys and regulators. If, based on his or her review of information supplied for an Advisory Employee, or based on other information, the Chief Compliance Officer suspects that the Policy may have been violated, the Chief Compliance Officer (or his designees) will perform such investigations and make such inquiries as he or she considers necessary. You should expect that, as a matter of course, the Chief Compliance Officer will make inquiries regarding any personal Investment Transaction in a Security or Futures Contract that occurs on the same day as a transaction in the same Security or Futures Contract on behalf of an Advisory Client. If the Chief Compliance Officer reaches a preliminary conclusion that an Advisory Employee may have violated this Policy, the Chief Compliance Officer will report that preliminary conclusion in a timely manner to the Compliance Committee and will furnish to the Committee all information that relates to the Chief Compliance Officer's preliminary conclusion. The Chief Compliance Officer may also report his preliminary conclusion and the information relating to that preliminary conclusion to the Advisor's auditors, attorneys and regulators.

Promptly after receiving the Chief Compliance Officer's report of a possible violation of the Policy, the Compliance Committee, with the aid and assistance of the Chief

Compliance Officer, will conduct an appropriate investigation to determine whether the Policy has been violated and will determine what remedial action should be taken by the Advisor in response to any such violation(s). For purposes of these determinations, a majority of the Compliance Committee will constitute a quorum and action taken by a simple majority of that quorum will constitute action by the Committee.

4. REMEDIAL ACTIONS

The remedial actions that may be recommended by the Compliance Committee may include, but are not limited to, disgorgement of profits, imposition of a fine, censure, demotion, suspension or dismissal. As part of any sanction, e.g., for violation of the Policy's restrictions on short-term trading or trading during blackout periods, you may be required to reverse or unwind a transaction and to forfeit any profit or to absorb any loss from the transaction. If an Investment Transaction may not be reversed or unwound, you may be required to disgorge any profits associated with the transaction, which profits will be distributed in a manner prescribed by the Compliance Committee in the exercise of its discretion. Profits derived from Investment Transactions in violation of this Policy may not be offset by any losses from Investment Transactions in violation of this Policy. Finally, evidence suggesting violations of criminal laws will be reported to the appropriate authorities, as required by applicable law.

In determining what, if any, remedial action is appropriate in response to a violation of the Policy, the Compliance Committee will consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to any Advisory Client, whether you knew or should have known that your Investment Transaction violated the Policy, whether you engaged in an Investment Transaction with a view to making a profit on the anticipated market action of a transaction by an Advisory Client, your efforts to cooperate with the Chief Compliance Officer's investigation, and your efforts to correct any conduct that led to a violation. In rare instances, the Compliance Committee may find that, for equitable reasons, no remedial action should be taken.

5. REPORTS OF MATERIAL VIOLATIONS

In a timely manner, and not less frequently than annually, the designee of the Compliance Committee will report to the Management Committee of BlackRock, and to the directors or trustees of each investment company that is an Advisory Client, any known material violation of the Policy by an advisory employee to that investment company and sanctions imposed in response to the material violation. Evidence suggesting violations of criminal laws will be reported to the appropriate authorities, as required by applicable law.

6. REPORTS OF MATERIAL CHANGES TO THE POLICY

Within a reasonable period of time of making any material change to the Policy, but in no event longer than six months after making a material change, the designee of the Compliance Committee will report to the Management Committee of BlackRock, and to the directors/trustees of each investment company that is an Advisory Client, the nature of such changes.

7. ANNUAL REPORTS

The designee of the Compliance Committee will furnish an annual report to the Management Committee of BlackRock, and to the directors or trustees of each investment company that is an Advisory Client, that, at a minimum, will:

1. Summarize existing procedures and restrictions concerning personal investing by Advisory Employees and any changes in those procedures and restrictions that were made during the previous year;

2. Certify that the Advisor has adopted and implemented such procedures as are reasonably necessary to prevent Advisory Employees from violating this Policy;

3. Describe any issues arising under the Policy since the last report, including, but not limited to, information about any material violations of the Policy or procedures and the sanctions imposed in response to those violations; and

4. Describe any changes in existing procedures or restrictions that the Compliance Committee recommends based upon its experience under the Policy, evolving industry practices, or developments in applicable laws or regulations.

8. RECORDS

The Chief Compliance Officer or his designees shall maintain records in the manner and to the extent set forth below, these records shall be available for examination by representatives of the Securities and Exchange Commission.

1. As long as this Policy is in effect, a copy of it shall be preserved in an easily accessible place;

2. The following records must be maintained in an easily accessible place for five years after the end of the fiscal year in which the event took place;

a. A copy of any other Advisory Employee Investment Transaction Policy which has been in effect;

b. The names of any Compliance Officers that were responsible for reviewing Duplicate Broker Reports and other transaction and holding information;

c. The names of any Compliance Officers that were responsible for maintaining the records set forth in this Section.

d. A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Advisory Employee of a Beneficial Ownership in any Security in an initial public offering or limited offering;

e. A record of any violation of this Policy, and of any action taken as a result of such violation;

f. A list of all Advisory Employees who have been, subject to this Policy;

g. A record of each holdings report made by an Advisory Employee; and

h. A record of all written Acknowledgements by Advisory Employees of receipt of the Policy.

3. The following records must be maintained for five years after the end of the fiscal year in which the event took place, the first two years in an appropriate and easily accessible office of the Advisor:

a. A copy of each Duplicate Broker Report and other transaction and holding information submitted to the Compliance Officer responsible for reviewing Reports; and

b. A copy of each annual written report submitted by the Compliance Committee to the management committee of BlackRock and to the directors or trustees of each investment company that is an Advisory Client.

VII. EFFECTIVE DATE

The provisions of this Policy were effective on October 1, 1998, as amended March 1, 2000, February 1, 2005 and September 30, 2006.

                                   APPENDIX I

                        DEFINITIONS OF CAPITALIZED TERMS

The following definitions apply to the capitalized terms used in the Policy:

ADVISOR

The term "Advisor" means any entity under the control of BlackRock, whether now in existence or formed after the date hereof, that is registered as (i) an investment advisor under the Investment Advisers Act of 1940, as amended, or
(ii) a broker-dealer under the Securities Exchange Act of 1934, as amended, other than any such investment advisor or broker-dealer that has adopted its own employee investment transaction policy.

ADVISORY CLIENT

The term "Advisory Client" means an investment company, whether or not registered with any regulatory authority, an institutional investment client, a personal trust or estate, a guardianship, an employee benefit trust, or another client with which the Advisor by which you are employed or with which you are associated has an investment management, advisory or sub-advisory contract or relationship.

ADVISORY EMPLOYEE

The term "Advisory Employee" means an officer, director, or employee of an Advisor, or any other person identified as a "control person" on the Form ADV or the Form BD filed by the Advisor with the U.S. Securities and Exchange Commission, (1) who, in connection with his or her regular functions or duties, generates, participates in, or obtains information regarding that Advisor's purchase or sale of a Security by or on behalf of an Advisory Client; (2) whose regular functions or duties relate to the making of any recommendations with respect to such purchases or sales; (3) who obtains information or exercises influence concerning investment recommendations made to an Advisory Client of that Advisor; (4) who has line oversight or management responsibilities over employees described in (1), (2) or (3) above; or (5) who has access to non-public information regarding any Advisory Clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund for which an Advisor serves as investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with BlackRock.

BENEFICIAL OWNERSHIP

As a GENERAL MATTER, you are considered to have a "Beneficial Ownership" interest in a Security or Futures Contract if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in that Security or Futures Contract. YOU ARE PRESUMED TO HAVE A BENEFICIAL OWNERSHIP INTEREST IN ANY SECURITY OR

FUTURES CONTRACT HELD, INDIVIDUALLY OR JOINTLY, BY YOU AND/OR BY A MEMBER OF YOUR IMMEDIATE FAMILY (AS DEFINED BELOW). In addition, unless specifically excepted by the Chief Compliance Officer or his designee based on a showing that your interest or control is sufficiently attenuated to avoid the possibility of a conflict, you will be considered to have a Beneficial Ownership interest in a Security or Futures Contract held by: (1) a JOINT ACCOUNT to which you are a party, (2) a PARTNERSHIP in which you are a general partner, (3) a LIMITED LIABILITY COMPANY in which you are a manager-member, (4) a TRUST in which you or a member of your Immediate Family has a pecuniary interest, or (5) an investment club in which you are a member. Although you may have a Beneficial Ownership interest in a Security or Futures Contract held in a Fully Discretionary Account (as defined below), the application of this Policy to such a Security or Futures Contract may be modified by the special exemptions provided for Fully Discretionary Accounts.

As a TECHNICAL MATTER, the term "Beneficial Ownership" for purposes of this Policy will be interpreted in the same manner as it would be under SEC Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

BLACKROCK

The term "BlackRock" means BlackRock, Inc.

CHIEF COMPLIANCE OFFICER

The term "Chief Compliance Officer" means the person designated by the Compliance Committee as responsible for the day-to-day administration of the Policy in accordance with Section V(B)(2) of the Policy.

COMPLIANCE COMMITTEE

The term "Compliance Committee" means the committee of persons who have responsibility for implementing, monitoring and reviewing the Policy, in accordance with Section V(B)(1) of the Policy.

DUPLICATE BROKER REPORTS

The term "Duplicate Broker Reports" means duplicate copies of confirmations of transactions in your Personal or Related Accounts and of periodic statements for those accounts.

FIXED INCOME SECURITIES

For purposes of this Policy, the term "Fixed Income Securities" means fixed income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States, corporate debt Securities, mortgage-backed and other asset-backed Securities, fixed income Securities issued by state or local governments or the political subdivisions thereof, structured notes and loan participations, foreign government debt Securities, and debt Securities of international agencies or supranational agencies. For purposes of this Policy, the term "Fixed Income Securities" will not be interpreted to include U.S. Government Securities or any other Exempt Security (as defined above).

FULLY DISCRETIONARY ACCOUNT

The term "Fully Discretionary Account" means a Personal Account or Related Account managed or held by a broker-dealer, futures commission merchant, investment advisor or trustee as to which neither you nor an Immediate Family Member (as defined below): (a) exercises any investment discretion; (b) suggests or receives notice of transactions prior to their execution; and (c) otherwise has any direct or indirect influence or control. In addition, to qualify as a Fully Discretionary Account, the individual broker, registered representative or merchant responsible for that account must not be responsible for nor receive advance notice of any purchase or sale of a Security or Futures Contract on behalf of an Advisory Client. To qualify an account as a Fully Discretionary Account, the Chief Compliance Officer (or his designee) must receive and approve a written notice, in the form attached hereto as Appendix IV, that the account meets the foregoing qualifications as a Fully Discretionary Account. You are not permitted to invest in securities issued, sponsored or managed by BlackRock, Inc. or its investment advisory companies, its parent, subsidiaries or affiliates, including The PNC Financial Services Group, Inc., any investment advisory company or broker-dealer affiliated with BlackRock, Inc., Anthracite Capital, Inc. ("Anthracite") or any closed-end or open-end BlackRock Funds, in a Fully Discretionary Account.

FUTURES CONTRACT

The term "Futures Contract" includes (a) a futures contract and an option on a futures contract traded on a U.S. or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange, or the London International Financial Futures Exchange (a "Publicly-Traded Futures Contract"), as well as (b) a forward contract, a "swap", a "cap", a "collar", a "floor" and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities, which fall within the definition of "Security") (a "Privately-Traded Futures Contract"). You should consult with the Chief Compliance Officer (or his designee) if you have any doubt about whether a particular Investment Transaction you contemplate involves a Futures Contract. For purposes of this definition, a Publicly-Traded Futures Contract is defined by its expiration month, i.e., a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in June is treated as a separate Publicly-Traded Futures Contract, when compared to a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in July.

IMMEDIATE FAMILY

The term "Immediate Family" means any of the following persons who RESIDE IN YOUR HOUSEHOLD OR WHO DEPEND ON YOU FOR BASIC LIVING SUPPORT: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

INVESTMENT TRANSACTION

For purposes of this Policy, the term "Investment Transaction" means any transaction in a Security or Futures Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest. The exercise of an option to acquire a Security or Futures Contract is an Investment Transaction in that Security or Futures Contract.

LIMITED OFFERING

The term "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

NON-REPORTABLE SECURITY

The term "Non-Reportable Security" means any Security (as defined below) not included within the definition of Security in SEC Rule 17j-1(a)(4) under the Investment Company Act of 1940, as amended, or within the definition of Reportable Security in Rule 204A-1(e)(10) under the Investment Advisers Act of 1940, as amended, including:

     1.   A direct obligation of the Government of the United States;

     2.   Shares of money market funds;

     3. Shares of registered open-end investment companies other than those for which BlackRock or an affiliate of BlackRock acts as investment adviser or subadviser;

     4. High quality short-term debt instruments, including, but not limited to, bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements. For these purposes, a "high quality short-term debt instrument" means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality;

     5. Shares of authorized unit trusts, open-ended investment companies (OEIC's), other than those for which BlackRock or an affiliate of BlackRock acts as investment adviser or subadviser, and direct obligations of the Government of the United Kingdom; and

     6. Shares of unit investment trusts that are invested exclusively in one or more registered open-end investment companies, none of which are advised by BlackRock or an affiliate of BlackRock.

PERSONAL ACCOUNT

The term "Personal Account" means the following accounts that hold or are likely to hold a Security or Futures Contract in which you have a Beneficial Ownership interest:

     -    any account in your individual name;

     - any joint or tenant-in-common account in which you have an interest or are a participant;

     -    any account for which you act as trustee, executor, or custodian; and

     - any account over which you have investment discretion or have the power (whether or not exercised) to direct the acquisition or disposition of Securities (including BlackRock Funds) or Future Contracts (other than an Advisory Client's account that you manage or over which you have investment discretion), including the accounts of any individual or entity that is managed or controlled directly or indirectly by or through you, such as the account of an investment club to which you belong. There is a presumption that you can control accounts held by members of your Immediate Family sharing the same household. This presumption may be rebutted only by convincing evidence.

POLICY

The term "Policy" means this Advisory Employee Investment Transaction Policy.

PORTFOLIO EMPLOYEE

The term "Portfolio Employee" means a Portfolio Manager or an Advisory Employee who provides information or advice to a Portfolio Manager with respect to the purchase or sale of securities, who helps execute a Portfolio Manager's decisions, or who directly supervises a Portfolio Manager.

PORTFOLIO MANAGER

The term "Portfolio Manager" means any employee of an Advisor who has the authority, whether sole or shared or only from time to time, to make investment decisions or to direct trades affecting an Advisory Client.

RELATED ACCOUNT

The term "Related Account" means any account, other than a Personal Account, that holds a Security or Futures Contract in which you have a direct or indirect Beneficial Ownership interest (other than an account over which you have no investment discretion and cannot otherwise exercise control) and any account (other than an Advisory Client's account) of any individual or entity to whom you give advice or make recommendations with regard to the acquisition or disposition of Securities (including BlackRock Funds) or Future Contracts (whether or not such advice is acted upon).

RELATED SECURITY

The term "Related Security" means, as to any Security, any instrument related in value to that Security, including, but not limited to, any option or warrant to purchase or sell that Security, and any Security convertible into or exchangeable for that Security. For example, the purchase and exercise of an option to acquire a Security is subject to the same restrictions that would apply to the purchase of the Security itself.

SECURITY

As a GENERAL MATTER, the term "Security" means any stock, note, bond, share issued by an investment company (both open-end and closed-end investment companies) in which BlackRock or an affiliate of BlackRock serves as investment adviser, sub-adviser or principal underwriter ("BlackRock Funds"), debenture or other evidence of indebtedness (including any loan participation or assignment), limited partnership interest, or investment contract, OTHER THAN A NON-REPORTABLE SECURITY (as defined above). The term "Security" includes an OPTION on a Security, an index of Securities, a currency or a basket of currencies, including such an option traded on the Chicago Board of Options Exchange or on the New York, American, Pacific or Philadelphia Stock Exchanges as well as such an option traded in the over-the-counter market. The term "Security" does NOT include a physical commodity or a Futures Contract. The term "Security" may include an interest in a limited liability company (LLC) or in a private investment fund.

As a TECHNICAL MATTER, the term "Security" has the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, which defines a Security to mean:

Any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, warrant or right to subscribe to or purchase any of the foregoing, EXCEPT THAT the term "Security" does not include any Security that is a Non-Reportable Security (as defined above), a Futures Contract (as defined above), or a physical commodity (such as foreign exchange or a precious metal).

     the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "1940 Act");

     the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "Advisers Act");

     the Code of Ethics adopted by the Trust pursuant to Rule 17j-1(c) under the 1940 Act (the "Trust's 1940 Act Code of Ethics");

     one or more codes of ethics adopted by BlackRock that have been reviewed and approved by those trustees (the "Trustees") of the Trust that are not "interested persons" of the Trust (the "Independent Trustees") within the meaning of the 1940 Act ("BlackRock's 1940 Act Code of Ethics" and, together with the Trust's 1940 Act Code of Ethics, the "1940 Act Codes of Ethics");

     the policies and procedures adopted by the Trust to address conflict of interest situations, such as procedures under Rule 10f-3, Rule 12b-1(h), Rule 17e-1 and Rule 17a-7 under the 1940 Act (collectively, the "Trust Policies"); and

     BlackRock's general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the "BlackRock Policies").

The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes of Ethics, the Trust Policies and the BlackRock Policies are referred to herein collectively as the "Additional Conflict Rules".

          This Code of Ethics is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Senior Officer is hereby deemed not to be a violation of this Code of Ethics, unless and until the Independent Trustees shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Ethics.

SENIOR OFFICERS SHOULD ACT HONESTLY AND CANDIDLY

          Each Senior Officer has a responsibility to the Trust to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

          Each Senior Officer must:

     act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

     comply with the laws, rules and regulations that govern the conduct of the Trust's operations and report any suspected violations thereof in accordance with the section below entitled "Compliance With Code Of Ethics"; and

     adhere to a high standard of business ethics.

CONFLICTS OF INTEREST

          A conflict of interest for the purpose of this Code of Ethics occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Trust.

          Senior Officers are expected to use objective and unbiased standards when making decisions that affect the Trust, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of a Trust also are or may be officers of BlackRock and other funds advised or serviced by BlackRock (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

          You are required to conduct the business of the Trust in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Trust where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code of Ethics.

          If you are in doubt as to the application or interpretation of this Code of Ethics to you as a Senior Officer of the Trust, you should make full disclosure of all relevant facts and circumstances to the general counsel of BlackRock (the "General Counsel") and obtain the prior approval of the General Counsel prior to taking action.

          Some conflict of interest situations that should always be approved by the General Counsel, if material, include the following:

          the receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Trust has current or prospective business dealings (other than BlackRock), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

          any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than BlackRock; or

          a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer's employment by BlackRock, such as compensation or equity ownership.

DISCLOSURES

          It is the policy of the Trust to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Trust. As a Senior Officer, you are required to promote compliance with this policy and to abide by the Trust's standards, policies and procedures designed to promote compliance with this policy.

          Each Senior Officer must:

          familiarize himself or herself with the disclosure requirements applicable to the Trust as well as the business and financial operations of the Trust;

          not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, including to the Trustees, the Trust's independent auditors, the Trust's counsel, counsel to the Independent Trustees, governmental regulators or self-regulatory organizations;

          to the extent appropriate with his area of expertise, consult with other officers and employees of the Trust and its advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the Securities Exchange Commission and in public communications made by the Fund; and

use reasonable efforts to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

COMPLIANCE WITH CODE OF ETHICS

          If you know of or suspect a violation of this Code of Ethics or other laws, regulations, policies or procedures applicable to the Trust, you must report that information on a timely basis to the General Counsel or report it anonymously by following the "whistle blower" policies adopted by the Trust from time to time. No one will be subject to retaliation because of a good faith report of a suspected violation.

          The Trust will follow these procedures in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:

          the General Counsel will take all appropriate action to investigate any actual or potential violations reported to him or her;

          violations and potential violations will be reported to the Independent Trustees after such investigation;

          if the Independent Trustees determine that a violation has occurred, they will take all appropriate disciplinary or preventive action; and

          appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

          Senior Officers must make this Code of Ethics known to persons who might know of potential conflicts of interest, including any "whistle blower" policies that the Trust may adopt from time to time.

WAIVERS OF CODE OF ETHICS

          Except as otherwise provided in this Code of Ethics, the General Counsel is responsible for applying this Code of Ethics to specific situations in which questions are presented to the General Counsel and has the authority to interpret this Code of Ethics in any particular situation. The General Counsel shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Ethics.

          The General Counsel is authorized to consult, as appropriate, with the Chairman of the Board and with counsel to the Trust, BlackRock or the Independent Trustees, and is encouraged to do so.

          The Independent Trustees are responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR as provided by Securities and Exchange Commission rules.

RECORDKEEPING

          The Trust will maintain and preserve for a period of not less than six
(6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Independent Trustees;

that provided the basis for any amendment or waiver to this Code of Ethics; and

relating to any violation of this Code of Ethics and sanctions imposed for such violation, together with a written record of the approval or action taken by the Independent Trustees.

CONFIDENTIALITY

          All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, the Trust and its counsel, BlackRock and its counsel and any other advisors, consultants or counsel retained by the Trustees, the Independent Trustees or any committee of the Trustees.

AMENDMENTS

          This Code of Ethics may not be amended except in written form, which is specifically approved by a majority vote of the Trustees, including a majority of the Independent Trustees.

NO RIGHTS CREATED

          This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Officers in the conduct of the Trust's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

ANNUAL CERTIFICATION

          You are required to certify that you have read and understand this Code of Ethics for Chief Executive and Senior Financial Officers and recognize that you are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, you are required to certify annually that you have complied with the requirements of this Code of Ethics for Chief Executive and Senior Financial Officers. A copy of the certification form to be used in complying with this paragraph is attached to this Code of Ethics for Chief Executive and Senior Financial Officers as Appendix 1.

Revised: September 30, 2006

                                   APPENDIX 1

                               CERTIFICATION FORM

     This is to certify that I have read and understand the Code of Ethics for Chief Executive and Senior Financial Officers of BlackRock Funds and BlackRock Bond Allocation Target Shares and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

     This is to further certify that I have complied with the requirements of such Code of Ethics.


     Please sign your name here: _______________________________________

     Please print your name here: ______________________________________

     Please date here: _________________________________________________

     Please sign two copies of this Certification Form, return one copy to Mr. Bart Battista, c/o BlackRock Funds, 40 East 52nd Street, New York, New York 10022, and retain the other copy, together with a copy of the Code of Ethics, for your records.